                                                                       EXHIBIT 5
                                 August 7, 2003


SEQUA CORPORATION

200 Park Avenue, 44th Floor
New York, New York 10166

      Re:   8 7/8 % Senior Notes due 2008, Series B, of Sequa Corporation


Ladies and Gentlemen:

      We have acted as special counsel for Sequa Corporation (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $100,000,000 principal amount of 8 7/8 % Senior Notes due 2008, Series B, of the Company (the "Exchange Notes"). The Exchange Notes will be issued pursuant to an indenture dated as of July 29, 1999 (the "Indenture"), between the Company and The Bank of New York (as successor to Harris Trust Company of New York), as Trustee, in connection with the exchange offer (the "Exchange Offer") pursuant to which the Exchange Notes will be issued for a like principal amount of the Company's outstanding 8 7/8 % Senior Notes due 2008 (the "Outstanding Notes"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

      In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, resolutions of the Board of Directors of the Company with respect to the filing of the Registration Statement and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

      In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact, we have relied upon representations of officers of the Company.

     Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that the Exchange Notes have been duly authorized for issuance by the Company and, when duly executed, authenticated and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York.

     We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

                                                 Very truly yours,

                                                 /s/ Cahill Gordon & Reindel LLP